Southern Community Financial Corporation
Amends Results for the Fourth Quarter and Full Year 2010

Winston-Salem, NC – (MARKET WIRE) 03/24/2011 – Southern Community Financial Corporation (NASDAQ: SCMF) (NASDAQ: SCMFO), today reported fourth quarter and full year 2010 results of net loss available to common shareholders of $11.5 million and $25.7 million, respectively.  These results differ from the amounts disclosed in the January 31, 2011 earnings release due to management’s determination that the valuation allowance for the deferred tax assets be increased by $8.6 million.  For further discussion on this matter, see Note 14 Income Taxes to the financial statements included in the Company’s Annual Report on Form 10-K filed today.

About Southern Community Financial Corporation

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively.  Additional information about Southern Community is available on our website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

For additional information:
F. Scott Bauer - Chairman/CEO
James Hastings, Executive Vice President/CFO
(336) 768-8500